SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 10/31/2003
FILE NUMBER 811-1424
SERIES NO.: 17

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A Shares                 $  6
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B Shares                 $  4
              Class C Shares                 $  4


73A.     1.   Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
              Class A Shares                 $00.1400
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class B Shares                 $00.1400
              Class C Shares                 $00.1400



74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                    40
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                    31
              Class C Shares                    31


74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                $  9.10
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                $  9.10
              Class C Shares                $  9.10